UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 26, 2007
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

001-32935 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On September 26, 2007, Arcadia Products, Inc., a wholly-owned subsidiary of Arcadia Resources, Inc. (“Arcadia Resources”), and Arcadia Products’ subsidiaries (collectively “Arcadia Products”) entered into a Revolving Credit and Security Agreement (the “Agreement”) with Presidential Healthcare Credit Corporation (“Presidential”). The Agreement provides Arcadia Products with a revolving credit facility of up to $5,000,000. Arcadia Products may request advances up to 85% of the eligible receivables minus any amounts reserved pursuant to the agreement, if applicable. The Agreement provides for annual interest at the prime rate (as published by the Wall Street Journal) plus 1.75%. The maturity date is September 26, 2010. The line of credit is secured by accounts receivable and is guaranteed by Arcadia Resources. The Agreement contains various covenants, including: prohibiting a change in Arcadia Products’ line of business; prohibiting a change in ownership structure and control; prohibiting entering into loans with certain affiliates; a restriction on the amount of additional indebtedness to $500,000; a restriction on mergers or acquisitions without prior written consent from Presidential; a restriction on asset sales, dispositions and transfers other than in the normal course of business; and a covenant to remain current on all outstanding secured debt. In addition, the Agreement includes a financial covenant requiring Arcadia Products to meet certain minimum EBITDA requirements, as defined in the Agreement. Events of default include a default in any covenant, condition or agreement. In the event of a default, Presidential may elect: (i) to terminate its obligations to make advances under the Agreement; (ii) to declare all outstanding balances immediately due and payable; and/or (iii) to foreclose on the security interest granted in the Agreement.
Arcadia Resources issued a press release on October 2, 2007 announcing the Agreement. The press release is attached as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Exhibit Description
10.1	Revolving Credit and Security Agreement dated September 26, 2007

99.2	Press release dated October 2, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/s/ Lynn Fetterman
Lynn Fetterman
	Its:	Interim Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

Dated: October 2, 2007